Exhibit 99.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Allied Nevada Gold Corp., et al.,[1]	)	Case No. 15-10503 (MFW)
)
Debtors.	)	Jointly Administered
)
	)	Related Docket No. 758

NOTICE OF FILING OF CERTAIN EXHIBITS AND SUPPLEMENT TO

AMENDED DISCLOSURE STATEMENT FOR THE DEBTORS’

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

PLEASE TAKE NOTICE that on July 23, 2015, the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed, among other things, the Amended Disclosure Statement for the Debtors’ Amended Joint Chapter 11 Plan of Reorganization [Docket No. 758] (as may be further amended, supplemented or otherwise modified, the “Amended Disclosure Statement”).2

PLEASE TAKE FURTHER NOTICE that the following exhibits (the “Exhibits”) to the Amended Disclosure Statement are attached hereto:

•	Exhibit C: Financial Projections (annexed hereto as Exhibit A)

•	Exhibit D: Liquidation Analysis (annexed hereto as Exhibit B)

•	Exhibit E: Valuation Analysis (annexed hereto as Exhibit C)

PLEASE TAKE FURTHER NOTICE that Section II.D of the Amended Disclosure Statement is hereby updated by the supplement annexed hereto as Exhibit D.

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Allied Nevada Gold Corp. (7115); Allied Nevada Gold Holdings LLC (7115); Allied VGH Inc. (3601); Allied VNC Inc. (3291); ANG Central LLC (7115); ANG Cortez LLC (7115); ANG Eureka LLC (7115); ANG North LLC (7115); ANG Northeast LLC (7115); ANG Pony LLC (7115); Hasbrouck Production Company LLC (3601); Hycroft Resources & Development, Inc. (1989); Victory Exploration Inc. (8144); and Victory Gold Inc. (8139). The corporate headquarters for each of the above Debtors are located at, and the mailing address for each of the above Debtors, except Hycroft Resources & Development, Inc., is 9790 Gateway Drive, Suite 200, Reno, NV 89521. The mailing address for Hycroft Resources & Development, Inc. is P.O. Box 3030, Winnemucca, NV 89446.
[2]	Capitalized terms used but not defined herein shall have the meaning assigned to them in the Amended Disclosure Statement.

Wilmington, Delaware	BLANK ROME LLP
Date: July 31, 2015
	By:	/s/ Stanley B. Tarr
Stanley B. Tarr (No. 5535)
Michael D. DeBaecke (No. 3186)
Victoria A. Guilfoyle (No. 5183)
1201 N. Market Street, Suite 800
Wilmington, Delaware 19801
Telephone: (302) 425-6400
Facsimile: (302) 425-6464

-and-

AKIN GUMP STRAUSS HAUER & FELD LLP
Ira S. Dizengoff (admitted pro hac vice)
Philip C. Dublin (admitted pro hac vice)
Alexis Freeman (admitted pro hac vice)
Matthew C. Fagen (admitted pro hac vice)
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1000
Facsimile: (212) 872-1002

Co-Counsel to the Debtors and Debtors in Possession

EXHIBIT A

FINANCIAL PROJECTIONS

Financial Projections

The Debtors prepared the following financial projections (“Financial Projections”), which reflect estimates of the Debtors’ expected results of operations and cash flows for November 1, 2015 through the duration of the life of the mine (the “Projection Period”). The Financial Projections reflect the Debtors’ judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions, which are subject to change.

The Financial Projections reflect a synthesis of numerous information sources including the Debtors’ mine plan and incorporate a number of assumptions. These assumptions are derived from geological sampling, computer modeling of the Hycroft Mine’s ore bodies, metallurgical testing and experience of historic economic and business conditions.

The Financial Projections were not prepared to comply with the Guidelines for Prospective Financial Statements published by the American Institute of Certified Public Accountants or the rules and regulations of the SEC and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Financial Projections do not reflect the impact of fresh start reporting in accordance with the Financial Accounting Standards Board, Accounting Standards Codification, Section 852 “Reorganizations.” The impact of fresh start reporting, if applicable, would be expected to have a material impact on the Reorganized Debtors’ prospective results of operations, but would not have an impact on the cash flows.

The Financial Projections contain certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are and will be beyond the control of the Debtors, including but not limited to the implementation of the Reorganization Plan (the “Plan”), the supplier and employee response to the chapter 11 cases, existing and future governmental regulations and actions of government bodies, the availability of raw materials, the financial conditions of the Debtors’ suppliers, unexpected equipment failures or significant damage to one or more of the Debtors’ primary loading equipment or processing facilities, natural disasters and unusual weather conditions, and other market and competitive conditions. Holders of Claims and Interests are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Debtors and the Reorganized Debtors undertake no obligation to update any such statements.

Creditors and other interested parties should see section VIII “Risk Factors” of this Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Debtors.

The Financial Projections make certain assumptions regarding, among other things, (a) the market prices for gold and silver; (b) reserve and other mineralized material estimates, (c) recoveries of gold and silver; (d) availability of labor, energy, transportation, equipment and infrastructure; (e) production costs and other related factors affecting the Debtors’ businesses. Moreover, the Financial Projections have been prepared based on the assumption that the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur pursuant to the Plan become effective or are consummated (the “Effective Date”) will occur on or before October 31, 2015. Although the Debtors presently intend to cause the Effective Date to occur as soon as practicable following Confirmation, there can be no assurance as to when the Effective Date actually will occur. The Financial Projections have further accounted for the suspension of mining operations on July 8, 2015. Since then, operations have focused on the recovery of gold and silver from ore previously mined and stacked on the Heap Leach pads.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE AND WILL BE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY PROVE TO BE INACCURATE. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH OR DISCLOSE THEIR FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTORS AND THE REORGANIZED DEBTORS DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS.

A.	BUSINESS OVERVIEW

1.	The Debtors are a U.S.-based primary gold producer engaged in mining,[1] developing and, from time to time, exploring properties in the state of Nevada. Their sole operating and/or producing mine, the Hycroft Mine (“Hycroft”), is located approximately 54 miles west of Winnemucca, Nevada.

2.	As of December 31, 2014, Hycroft had proven and probable mineral reserves of 10.6 million ounces of gold and 465.3 million ounces of silver. The deposit comprises precious metals contained in oxide and sulfide ores. Sulfide ore constitutes ~87% and ~92% of the Debtors’ proven and probable gold reserves, respectively. Construction of the Hycroft Expansion Project (defined below) is required in order to recover metals from the sulfide ore.

3.	Metals contained in oxide ore are currently recovered through Heap Leach operations. In order to conserve cash, mining operations were suspended on July 8, 2015 with operations focused on the recovery of gold and silver from ore previously mined and stacked on the Heap Leach pads.

4.	The Debtors’ primary strategic objective is the construction of a mill in order to extract gold and silver contained in sulfide ore (the “Hycroft Expansion Project”). The Financial Projections assume that the Debtors undertake a strategic transaction by early 2016 which will enable the funding of the Hycroft Expansion Project and repay the New 1st-Lien Term Loan. Construction is assumed to commence in 2016 with the mill operational by the beginning of 2018.

5.	In October 2014 a third-party engineering firm in association with Hycroft completed a feasibility study for the Hycroft Expansion Project designed to process mill ore. Subsequent to the completion of the October 2014 feasibility study, the Debtors focused on the first phase of the Hycroft Expansion Project (“Phase 1”) in order to minimize upfront capital requirements.

6.	Phase 1 entails the construction of a 60,000 tons per day plant. The capital re-sequencing and optimization exercise indicated that the Debtors could begin operation of Phase 1 for an estimated capital outlay of approximately $867 million. This includes the portion of equipment previously under financing by the Debtors that is required for operations but has been rejected under the plan of reorganization. For purposes of the projections, the Debtors assume the strategic transaction occurs on January 1, 2016. There can be no assurance that the transaction is achieved.

[1]	As described herein, the Debtors have recently suspended their mining operations.

7.	The Financial Projections assume that Hycroft is a Heap Leach only operation through 2017. Excess cash generated from these operations will be used to pay down the New 1st-Lien Term Loan. Starting in mid-2017, the Debtors will begin mining in anticipation of the Sulfide Mill becoming operational on January 1, 2018.

8.	The Debtors do not control the prices for the products they sell. The principal products are produced at Hycroft and consist of unrefined gold and silver bars (doré) and in-process inventories (metal-laden carbon), both of which are sent to third party refineries for further processing before being sold. The resulting gold and silver is sold at prevailing spot prices to financial institutions or precious metals traders. In 2014, revenues from gold and silver made up 89% and 11%, respectively, of total revenue.

9.	The price of gold is volatile and is affected by many factors such as the sale or purchase of gold by central banks and financial institutions, inflation or deflation and monetary policies, fluctuation in the value of the US dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world.

10.	The calculation of mineral reserves, other mineralized material and ore grades are estimates and depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of mineral reserves and mineralized material, and corresponding ore grades. Until mineral reserves are actually mined and processed, the quantity and grade of the ore must be considered as an estimate only. In addition, the quantity of mineral reserves and other mineralized materials may vary depending on metal prices, which largely determine whether mineral reserves and other mineralized materials are classified as ore (economic to mine) or waste (uneconomic to mine). A decline in metal prices may result in previously reported mineral reserves (ore) becoming uneconomic to mine (waste).

11.

The Heap Leach process extracts gold and silver by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained gold and silver in the ore, which are then recovered in metallurgical processes. Several integrated steps in the process of extracting gold and silver are used to estimate the metal content of ore placed on the leach pad. Although estimates are refined as appropriate at each step in the process, the final amounts are not determined until a third-party refinery refines the doré and/or metal-laden carbon and through an assay process concludes upon the final ounces of gold and silver available for sale. The Debtors then review this end result and reconcile it to the estimates developed and used throughout the production process. Based on this review, estimation procedures are adjusted when appropriate. Due to the complexity of the estimation process and the number of steps involved, among other things, actual recoveries can vary from estimates, and the amount of the variation could be significant.

B.	KEY ASSUMPTIONS

i.	Total Revenue

Total Revenue consists of the projected sales of gold and silver.

The Debtors’ management team estimated the spot rates for gold and silver of $1,200.00 per ounce and $16.00 per ounce, respectively, through December 31, 2017. Thereafter, the team estimated spot rates for gold and silver of $1,300.00 per ounce and $21.67 per ounce, respectively.

The number of ounces of gold and silver sold reflects the management team’s estimate of the precious metal ounces that will be recovered during the course of the Projection Period. Estimated recoveries are driven primarily by assumptions on the metal content of ore to be mined, rate of recovery of gold and silver from the Heap Leach and Mill to be built as part of the Hycroft Expansion Project, and efficiency of the extraction process.

ii.	Operating Costs

Operating Costs consist primarily of processing and mine site administration costs.

iii.	Corporate G&A

Corporate G&A consists primarily of salaries and fees paid to the Debtors’ management team and directors and other overhead costs including Information Technology and Accounting & Finance.

iv.	Other Expenses

Includes restructuring costs assumed to be paid post-emergence and reclamation expenditures in years 2047 and 2048.

v.	WIP Adjustment and Other Non-Cash Items

WIP Adjustment and Other Non-Cash Items represents accounting adjustments for changes in the inventory balances and other non-cash adjustments to expenses.

vi.	Cash Interest Expense

Interest Expense includes post-emergence cash interest related to the post-emergence capital structure as set forth in the Disclosure Statement.

vii.	Heap Leach Capex

Heap Leach Capex represents capital investment required to keep the heap leach operating efficiently.

viii.	Sulfide Mill Expansion

Sulfide Mill Expansion represents investment in mine construction and plant and equipment connected with the Hycroft Expansion Project.

ix.	Lease Repayments

Lease repayments represent principal payments on the leased Heap Leach equipment.

x.	Paydown of New 1st-Lien Term Loan

Repayment of the New 1st-Lien Term Loan pursuant to the agreed upon terms.

xi.	Transfer from Strategic Cash Account

Proceeds from Strategic Transaction to repay the New 1st-Lien Term Loan and fund the construction of the Hycroft Expansion Project.

xii.	Paydown of Jacobs Note

Paydown of Jacobs Note represents the payment of a settlement to a supplier in relation to the Debtors’ Merrill-Crowe plant.

xiii.	Conversion of 2nd-Lien Convertible Notes

The projections assume that the 2nd-Lien Convertible Note will PIK at 15% until maturity in October 2020, at which time it will convert into equity.

C.	Financial Projections

Summary Projected EBITDA

	11/1/2015 Thru 12/31/15	Construction		Mining					Reclamation
($ in millions)		2016	2017	2018	2019	2020	2021	2022-46	2047-48

Prices per oz
Gold	$1,200	$1,200	$1,200	$1,300	$1,300	$1,300	$1,300	$1,300
Silver	16.00	16.00	16.00	21.67	21.67	21.67	21.67	21.67

Ounces Sold (koz)
Gold	19	66	61	273	268	291	287	5,926	—
Silver	138	398	374	20,305	17,166	23,799	16,634	257,206	—

Revenue
Gold	$23	$80	$73	$355	$348	$379	$373	$7,704	$—
Silver	2	6	6	440	372	516	360	5,573	—

Total Revenue	$26	$86	$79	$795	$720	$894	$733	$13,277

Total Operating Costs	(20)	(80)	(101)	(464)	(503)	(488)	(456)	(10,060)	(9)

Gross Profit	$5	$6	($23)	$331	$217	$406	$277	$3,217	($9)
Gross Margin	21.4%	7.4%	(28.6%)	41.6%	30.2%	45.4%	37.8%	24.2%

Corporate G&A	(1)	(10)	(10)	(16)	(16)	(16)	(16)	(400)	(16)

Allied Nevada EBITDA	$4	($3)	($32)	$315	$201	$390	$261	$2,817	($25)

EBITDA Margin	15.9%	(3.9%)	(41.0%)	39.6%	27.9%	43.6%	35.6%	21.2%

Summary Projected Free Cash Flow

	11/1/2015 Thru 12/31/15	Construction		Mining					Reclamation
($ in millions)		2016	2017	2018	2019	2020	2021	2022-46	2047-48

Operating Activities:
EBITDA	$4	($3)	($32)	$315	$201	$390	$261	$2,817	($25)
Other Expenses	—	(4)	—	—	—	—	—	—	(102)
Change in Working Capital	—	—	—	(15)	—	—	—	15	—
(Increase) / Decrease in WIP	10	30	24	(28)	35	10	2	105	—
Cash Interest	(1)	(0)	—	—	—	—	—	—	—
Income Taxes	—	—	—	—	(2)	(59)	(35)	(533)	—

Cash Flow from Operating Activities	$13	$22	($8)	$272	$234	$342	$228	$2,404	($127)

Investing Activities:
Heap Leach Capex	($0)	($7)	($2)	($2)	($1)	($2)	($1)	($12)	—
Sulfide Mill Expansion	—	(364)	(487)	(110)	(13)	(13)	(13)	(265)	—

Cash Flow from Investing Activities	($0)	($371)	($488)	($111)	($15)	($15)	($14)	($277)	$—

Financing Activities:
Lease Repayments	($1)	($4)	$—	$—	$—	$—	$—	$—	$—
Paydown of New 1st-Lien Term Loan	(9)	(118)	—	—	—	—	—	—	—
Transfer from Expansion Project Cash	—	481	487	17	—	—	—	—	—
Paydown of Jacobs Note	—	(5)	—	—	—	—	—	—	—

Cash Flow from Financing Activities	($9)	$355	$487	$17	$—	$—	$—	$—	$—

Total Increase / (Decrease) in Cash	$3	$5	($10)	$177	$220	$327	$213	$2,127	($127)

Beginning Cash - Unrestricted	$8	$11	$16	$6	$184	$403	$730	$943	$3,070
Increase / (Decrease) in Cash - Unrestricted	3	5	(10)	177	220	327	213	2,127	(127)

Ending Cash - Unrestricted	$11	$16	$6	$184	$403	$730	$943	$3,070	$2,944

Expansion Project Cash Account Beginning		$—	$504	$17	$—	$—	$—	$—	$—
Proceeds from Strategic Transaction		985	—	—	—	—	—	—	—
Paydown of New 1st-Lien Term Loan		(118)	—	—	—	—	—	—	—
Sulfide Mill Expansion		(364)	(487)	(17)	—	—	—	—	—

Expansion Project Cash Account Closing		$504	$17	$—	$—	$—	$—	$—	$—

EXHIBIT B

LIQUIDATION ANALYSIS

Chapter 7 Liquidation Analysis

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (a) accept the plan of reorganization or (b) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the applicable Debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date. This requirement is referred to as the “best interests” test. To make these findings, a bankruptcy court must: (a) estimate the cash liquidation proceeds that a chapter 7 trustee would generate if the assets of such debtor’s estate were liquidated pursuant to chapter 7 of the Bankruptcy Code; (b) determine the liquidation distribution that each non-accepting holder of a claim or an interest would receive from such liquidation proceeds under the priority scheme dictated in chapter 7; and (c) compare the holder’s liquidation distribution to the distribution that the holder would receive if the plan were confirmed and consummated.

To demonstrate compliance with the “best interests” test, the Debtors estimated a range of proceeds that would be generated from a hypothetical chapter 7 liquidation (the “Liquidation Analysis”). The Liquidation Analysis was prepared by the Debtors with assistance from their financial and other advisors and represents the Debtors’ estimate of the proceeds that would be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis assumes that the chapter 11 cases are converted into liquidations under chapter 7. The Liquidation Analysis also assumes that the chapter 7 trustee will seek to liquidate the assets promptly. During this process, the Debtors’ estates will continue to need to use cash collateral and proceeds from the liquidation to operate the business while winding down the affairs of the estates. The Liquidation Analysis assumes the consensual use of cash collateral and proceeds from liquidation to permit the chapter 7 trustee to liquidate the assets and claims for a period up to 6 months following conversion.

The Liquidation Analysis is premised upon a number of estimates and assumptions that, although developed and considered reasonable by the Debtors, are inherently subject to significant business, economic and competitive uncertainties beyond the control of the Debtors and, as discussed below, may be subject to change. Thus, there can be no assurance that the values reflected in the Liquidation Analysis would be realized if the Debtors were, in fact, to undergo liquidation. In addition, any liquidation ultimately undertaken would take place under future circumstances that cannot be predicted with certainty. Accordingly, although the Liquidation Analysis that follows is necessarily presented with numerical specificity, if the Debtors’ estates were in fact liquidated as described herein, the actual proceeds from such liquidation could vary significantly from the amounts set forth in the Liquidation Analysis. The actual liquidation proceeds could be materially higher or lower than the amounts set forth in the Liquidation Analysis, and no representation or warranty can be or is being made with respect to the actual proceeds that would be generated from the liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code. The Liquidation Analysis has been prepared solely for the purposes of estimating the proceeds that would be available if the Debtors liquidated under chapter 7 of the Bankruptcy Code for purposes of the “best interests” test and does not represent values that may be appropriate for any other purpose, including the values applicable in the context of the Plan. Nothing contained in the Liquidation Analysis is intended as or constitutes a concession or admission for any purpose other than the presentation of a hypothetical liquidation analysis, as required by the “best interests” test.

General Assumptions

The following is a list of key assumptions that were utilized in the Liquidation Analysis:

•	The basis for the Liquidation Analysis is (a) information included in the Disclosure Statement and the Plan and (b) the Debtors’ books and records.

•	The Liquidation Analysis assumes that the liquidation of the Debtors would commence on October 31, 2015 under the direction of a court-appointed chapter 7 trustee. While the Liquidation Analysis assumes the majority of the wind down would be accomplished in approximately 90 days, the liquidation could be expected to take six months to complete fully (the “Liquidation Period”). During this time, all of the Debtors’ major assets would be sold and the cash proceeds, net of liquidation-related costs, would be distributed to satisfy claims.

•	The book value of the assets presented is based on the latest balance sheet, which is unaudited and dated June 30, 2015. Management estimates the book value of these assets will not be materially changed at the commencement of the Liquidation Period. Book value may not reflect the fair value of the assets.

•	The Liquidation Analysis assumes that the Liquidation Period may not provide sufficient time to maximize value during the sale of assets of the Debtors and the Debtors’ negotiation position will be weak. The assets would likely be valued and transacted upon at “distressed” levels.

•	Liquidation values were derived by estimating proceeds from a “distressed” sale of assets that a chapter 7 trustee might achieve. Proceeds are net of all costs assumed to be incurred.

•	The Liquidation Analysis assumes that proceeds realized from a chapter 7 liquidation would further be reduced by administrative costs incurred during the wind down of operations, the stabilization and protection of the assets, the disposition of assets and the reconciliation of claims. These costs include professional fees, trustee fees, corporate wind down costs and post–relief date trade claims.

•	The Liquidation Analysis assumes that net proceeds from the sale of the assets will be distributed in accordance with the Bankruptcy Code and that no distributions, except for the Debtors’ reclamation obligations, will be made to junior creditors or equity holders until all senior creditors are paid in full.

•	Upon conversion of the chapter 11 cases to chapter 7 liquidation, it is assumed that the chapter 7 trustee will be permitted the use of cash collateral and sale proceeds for the purposes of managing a wind down and liquidation of assets.

While the Liquidation Analysis assumes full liquidation over the Liquidation Period commencing October 31, 2015, it is possible that the disposition and recovery from certain assets could take longer to realize. The potential impact of litigation and actions by other parties could increase the amount of time required to realize recoveries assumed in this analysis. Such events, including if the chapter 7 trustee were not granted consensual use of cash collateral, could also add costs to the liquidation in the form of higher legal and professional fees to resolve these potential events.

The table below summarizes the estimated proceeds that would be available for distribution to the Debtors’ creditors and equity holders in a hypothetical liquidation of the Debtors’ estates under chapter 7 of the Bankruptcy Code. Additional assumptions with respect to the Liquidation Analysis are provided below.

($ in millions)			Estimated Recovery Rates		Estimated Liquidation Values
Liquidation Proceeds	Notes	Book Value	Low (%)	High (%)	Low ($)	High ($)
1. Assets
Cash and Cash Equivalents	a	$19.9	100%	100%	$19.9	$19.9
Accounts Receivable	b	2.1	70%	100%	1.5	2.1
Inventories	c	16.2	36%	53%	5.8	8.6
Prepaid and Other	d	6.1	24%	24%	1.5	1.5
Assets Held for Sale	e	3.2	50%	100%	1.6	3.2
Other Assets	f	1.0	0%	0%	0.0	0.0
Mineral Properties	g	13.7	0%	0%	0.0	0.0
Property, Plant, Mine Equipment and Ore	h,9	381.6	38%	58%	146.1	220.1

Total Gross Asset Proceeds		$443.9	40%	58%	$176.2	$255.3

2. Liquidation Costs
Corporate Wind Down	i				($2.5)	($5.0)
Chapter 7 Trustee	j				(5.3)	(7.7)
Professional Fees	k				(1.3)	(1.9)
Total Liquidation Costs					($9.1)	($14.6)

Net Liquidation Proceeds					$167.1	$240.7

			Estimated Recovery Rates		Estimated Recovery Values
Estimated Claims and Recoveries	Notes	Claim	Low (%)	High (%)	Low ($)	High ($)
3. Professional Fees Claim
Professional Fees	l	$9.7	100%	100%	$9.7	$9.7

Total Secured Claims - Professional Fees		$9.7			$9.7	$9.7

4. Secured Claims - Senior Lien
Revolving Credit Agreement	m	$57.9	100%	100%	$57.9	$57.9
Swap Obligations	n	76.4	100%	100%	76.4	76.4
Jacobs Promissory Note	o	5.2	100%	100%	5.2	5.2

Total Secured Claims - Senior Lien		$139.4			$139.4	$139.4

5. Secured Claims - Junior Lien
Junior DIP Facility	p	61.8	27%	100%	16.5	61.8
Junior DIP Facility Fees	p	5.5	27%	100%	1.5	5.5

Total Secured Claims - Junior Lien		$67.3			$18.0	$67.3

Total Secured Claims		$206.7			$167.1	$216.4

6. Administrative Claims
Accounts Payable Incurred During Chapter 11 Proceedings	q	20.0	0%	100%	$0.0	$20.0

Total Administrative Claims		$20.0			$0.0	$20.0

Remaining Proceeds for Unsecured Claims Distribution					$0.0	$4.3

7. Unsecured Claims
General Unsecured Claims	r	$16.9	0%	1%	$0.0	$0.2
Capital Lease & Term Loan Obligations Deficiency Claim	s	10.2 - 21.9	0%	1%	0.0	0.1
Asset Retirement Surety Bond Deficiency Claim	t	21.7	0%	1%	0.0	0.3
8.750% Senior Notes	u	324.2	0%	1%	0.0	3.7

Total Unsecured Claims		$373.0 - $384.7			$0.0	$4.3

Remaining Proceeds for Equity Interest Distribution					$0.0	$0.0

8. Equity Recovery					$0.0	$0.0

Total Recoveries					$167.1	$240.7

1)	=

Assets

The following are assumptions with respect to specific categories of assets.

a.	Cash and Cash Equivalents. The Debtors’ Cash and Cash Equivalents at the commencement of the Liquidation Period are expected to be approximately $19.9 million. Cash and Cash Equivalents consist of cash balances and highly liquid investments. At the commencement of a hypothetical liquidation, Cash and Cash Equivalents would not be subject to any discount factors.

b.	Accounts Receivable. Management anticipates that the Debtors’ projected Accounts Receivable balance will be approximately $2.1 million at the commencement of the Liquidation Period. Accounts Receivable represent amounts due from sales of in-process inventories, primarily gold-on-carbon. Buyers generally pay 90% of the net sales value on receipt of the product with the balance paid upon final assay settlement, which is generally as long as 6 months from the sales date. Estimated proceeds realized from Accounts Receivable under a hypothetical liquidation scenario are based on management’s estimate of collectability and the assumption that every reasonable effort will be made by the chapter 7 trustee to collect receivables from customers. Furthermore the final receivable balance will be impacted by the assays of the gold and silver in the in-process inventories. An estimated recovery percentage of 70% to 100% has been applied to all Accounts Receivable balances based on management’s best estimate.

($ in millions)		Estimated Recovery Rates		Estimated Liquidation Values
Accounts Receivable	Claim	Low (%)	High (%)	Low ($)	High ($)

1-30 Days	$1.6	70%	100%	$1.1	$1.6
31-60 Days	0.1	70%	100%	0.1	0.1
61-90 Days	—	70%	100%	—	—
>90 Days	0.5	70%	100%	0.3	0.5

Total Accounts Receivable	$2.1	70%	100%	$1.5	$2.1

c.	Inventories. Management anticipates that the Debtors’ projected Inventories balance will be approximately $16.2 million at the commencement of the Liquidation Period. Inventories represent materials and supplies, finished goods and gold- and silver-bearing concentrated materials that are in the process of being converted to a saleable product. Estimated proceeds realized from Inventories under liquidation are based on management’s estimates of the salability of the materials and supplies, the gold and silver contained in the in-process and finished goods inventories and the ability to find a willing buyer.

Materials and supplies represent consumables utilized in the mining, processing, and refining of ore. Management is estimating recoveries of 20% to 40% based on their best estimate of the expected value to reflect expedited sales in the context of a chapter 7 liquidation.

The sale of gold- and silver-bearing concentrated materials generally realizes approximately 88% of the value of the equivalent ounces at the spot price. Buyers generally pay 90% of the net sales value on receipt of the product with the balance paid upon final assay settlement, which is generally as long as 6 months from the sales date. Resulting receivables due are assumed to have recovery percentages of 70% to 100%, based on management’s best estimate. The sale of finished goods generally realizes 100% of the value of equivalent ounces at spot on the date of the sale. Recoveries for metal products assume a gold price of $1,200 per ounce and a silver price of $16 per ounce.

d.	Prepaid and Other. Management anticipates that the Debtors’ projected Prepaid and Other balance will be approximately $6.1 million at the commencement of the Liquidation Period. Prepaid and Other includes prepaid expenses, prepaid services, prepaid insurance, and general and property deposits. Proceeds from the recovery of Prepaid and Other are based on management’s estimate of the likelihood of recovery from each respective counterparty. Proceeds include cash from a receivable from a refund of net proceeds tax received from the state of Nevada received after the balance sheet date. Apart from this tax receivable, there is no estimated recovery from the remainder of the Prepaid and Other assets.

e.	Assets Held For Sale. Management anticipates that the Debtors’ projected Assets Held for Sale balance will be approximately $3.2 million at the commencement of the Liquidation Period. Assets

Held for Sale includes used blasthole drills, used haul trucks, used shovels, and processing equipment. Recovery is based on management’s best estimate of the expected value to reflect expedited sales in the context of a chapter 7 liquidation.

f.	Other Assets. Management anticipates that the Debtors’ projected Other Assets balance will be approximately $1.0 million at the commencement of the Liquidation Period. Other Assets comprises net debt issuance costs and an Asset Retirement Obligation reclamation policy premium. Net debt issuance costs serve an accounting function only and are deemed to have no value in a chapter 7 liquidation. The reclamation policy premium is paid up front with no recoverable value for the estates.

g.	Mineral Properties. Management anticipates that the Debtors’ projected Mineral Properties balance will be approximately $13.7 million at the commencement of the Liquidation Period. Mineral Properties include royalty rights and asset retirement costs. The royalty rights and asset retirement costs serve accounting functions only and are deemed to have no value in a Chapter 7 liquidation.

h.	Property, Plant, Mine Equipment and Ore. Management anticipates that the Debtors’ projected Property, Plant, Mine Equipment and Ore balance will be approximately $381.6 million at the commencement of the Liquidation Period. Property, Plant, Mine Equipment and Ore consists of support equipment, mine development, process equipment, buildings and leasehold improvements, leach pads, furniture, fixtures, office equipment, vehicles and oxide and sulfide ores. Estimated recoveries for Property, Plant, Mine Equipment and Ore are explained in Note 9.

2)	Liquidation Costs

The following are assumptions with respect to liquidation costs:

i.	Corporate Wind Down. Corporate Wind Down costs include estimated general and administrative (“G&A”) expenses over a 90 day to 6 month period. Estimated G&A expenses comprise the retention of the finance department and key management to assist with the liquidation process. Estimated G&A costs are based on the Debtors’ current Corporate G&A run-rate of $10 million per annum. Additional Corporate Wind Down costs, not included in this estimate, could be incurred as a result of potential severance (WARN Act), retention and other payments, which would further reduce net liquidation proceeds available for distribution.

j.	Chapter 7 Trustee. Fees to the chapter 7 trustee are estimated to be 3.0% of the total gross liquidated proceeds.

k.	Professionals and Post Relief Date Trade Claims. The costs associated with the chapter 7 trustee’s legal counsel and professional advisors are estimated to be 25% of the fees paid to the chapter 7 trustee.

3)	Secured Claims – Professional Fees

l.	Professional Fees Claim. The Debtors assume that Professional Fees Claim from the chapter 11 cases would be an estimated $9.7 million in unpaid professional fees as of the Liquidation Date.

4)	Secured Claims – Senior Lien

The Secured Claim amounts used in the Liquidation Analysis are the Debtors’ estimates and include any pre-petition accrued and unpaid interest and fees as of March 10, 2015. The actual amount of Allowed Claims could vary materially from these estimates. No order has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Secured Claims.

m.

Revolving Credit Agreement. All outstanding letters of credit associated with the Debtors were drawn in connection with the Debtors’ filing of chapter 11 and are now a funded obligation of the Debtors and included in the outstanding balance of the Revolving Credit Agreement and granted the same security and priority. The aggregate Revolving Credit Agreement balance outstanding includes

$0.5 million of accrued interest and has also been reduced by expected paydowns under the terms of the Amended and Restated Restructuring Support Agreement solely with respect to the net proceeds from the sale of the Exploration Properties.

n.	Swap Obligations. In May 2012, the Debtors entered into a cross currency swap concurrent with the issuance of the C$400 million notes. The notional value of the cross currency swap was $400.4 million and the interest rate was fixed at 8.375%. The Bank of Nova Scotia held C$310 million of C$400 million cross currency swaps. Furthermore, the Debtors had outstanding diesel swaps covering the 2015 year for 7.2 million gallons (0.6 million gallons per month) at an average ultra-low sulfur diesel price of $2.62 per gallon. Upon filing for chapter 11, pursuant to their terms, both the cross currency swap and the diesel swap were terminated and the mark-to-market liability was crystalized. As of the Petition Date, the close-out amount of the Debtors’ cross currency swap liability and diesel swap liability owed to the Bank of Nova Scotia was approximately $86.3 million. The balance outstanding has been reduced by an expected paydown from Restricted Cash under the terms of the Amended and Restated Restructuring Support Agreement solely with respect to the net proceeds from the sale of the Exploration Properties.

o.	Jacobs Promissory Note. As of the Petition Date, the outstanding principal amount of the Jacobs Promissory Note was approximately $5.2 million. The Jacobs Promissory Note is secured, through a deed of trust, by a security interest in certain of the Debtors’ real property, namely the Merrill Crowe Facility at the Hycroft Mine.

5)	Secured Claims – Junior Lien

p.	Junior DIP Facility. On March 12, 2015, the Debtors entered into a Secured Multiple Draw Debtor-in-Possession Credit Agreement (the “Junior DIP Facility”) which provided access of up to $78.0 million in additional liquidity. The Junior DIP Facility incurs a 6% PIK interest expense payable monthly (in addition to the 6% cash interest expense which is assumed to be paid through the commencement of the Liquidation Period). At the commencement of the Liquidation Period, the Junior DIP Facility is expected to have a balance of $61.8 million. The Junior DIP Facility also has a PIK put option fee of $3.12 and a backstop put option fee of $2.34 million, which are shown separately as Secured Claims.

6)	Administrative Claims

q.	Accounts Payable Incurred During Chapter 11 Proceedings. The Debtors assume that Accounts Payable incurred over the duration of the chapter 11 proceedings would be an estimated $20.0 million based on management’s best estimate.

7)	Unsecured Claims

The Unsecured Claim amounts used in the Liquidation Analysis are based on the Debtors’ books and records. The actual amount of Allowed General Unsecured Claims could vary materially from these estimates. No order has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Allowed General Unsecured Claims.

r.	General Unsecured Claims. The Liquidation Analysis estimates the General Unsecured Claims have a claim amount of $16.9 million, based on the estimates of the Debtors. In addition, the amount provided in the Liquidation Analysis does not include certain unpaid cure costs and under–secured claims arising from liens. The General Unsecured Claims balance also includes $371,000 of National Bank of Canada’s remaining unsecured deficiency claim and $519,000 of Societe Generale’s remaining unsecured deficiency claim as a result of the termination of the cross currency swap agreement.

s.

Capital Lease & Term Loan Obligations Deficiency Claims. This balance represents the deficiency claims from lessors of the Debtors’ capital lease and term loan obligations in a Liquidation scenario. The Debtors’ Capital Lease, Term Loan obligations, and Term and Security Deposit Loan Obligations (the “Lease Obligations”) are related to the purchase of equipment for the Debtors’ mining operations, including shovels, haul trucks and dozers. The Lease Obligations bear annual interest at rates of 4%-7% primarily carrying 60-84 month terms. In a liquidation scenario, each lessor would have a first priority claim over their respective leased asset. It is assumed that each lessor would receive the return of its leased property and have a resulting deficiency claim based on the fair market value of the asset as compared to the Debtors’ obligation to the respective lessor.

Recovery is based on management’s best estimate of the expected value to reflect expedited sales in the context of a chapter 7 liquidation with reference to third-party appraisals, which were prepared for all of the leased assets as of June 2015.

Management anticipates Lease Obligations of $145.3 million at the commencement of the Liquidation Period and the fair value of the leased assets to be between $123.4 million and $135.1 million.

t.	Asset Retirement Surety Bond Deficiency Deficit Claim: Management anticipates that the Debtors’ projected estimated asset retirement obligation, consisting of estimated future mine reclamation and closure costs, is fully secured by surety bonds totaling $59.9 million. The surety bonds are partially collateralized with restricted cash totaling $38.1 million. In a chapter 7 liquidation, the surety bonds would be drawn upon by the Bureau of Land Management and the cash collateral would be claimed by the surety. The remaining $21.7 million unsecured Reclamation Obligation would receive a pro rata recovery along with the other unsecured claims.

u.	8.750% Senior Notes. In May 2012, the Debtors issued C$400.0 million of uncollateralized senior notes that pay interest semi-annually at the rate of 8.75% per annum and mature in June 2019. As of March 10, 2015, the Debtors had approximately US$324.2 million of principal and interest owing to the senior notes.

8)	Equity Recovery

As of the Petition Date, 126,193,336 shares of common stock of the Debtors were outstanding. The Liquidation Analysis suggests that under a chapter 7 liquidation, there would be no proceeds available to the Debtors’ pre-petition equity owners.

9)	Recoveries on Property, Plant, Mine Equipment and Ore

As of December 2014, the Debtors’ proven and probable mineral reserves consisted of 10.6 million ounces of gold and 465.3 million ounces of silver, which are contained in oxide and sulfide ores. The Debtors currently recover metals contained in oxide ore through its heap leach operations. Sulfide ore, which is currently stockpiled and not processed further, constitutes approximately 87% and 92% of the Company’s proven and probable gold and silver reserves. The Company requires the construction of a mill to process sulfide ores (the “Hycroft Expansion Project”). Without the benefit of the Hycroft Expansion Project, the Debtors’ are unable to economically recover the metal from the sulfide ore.

Management has prepared an estimate of the potential proceeds from the sale of these assets discounted to reflect an expedited sale in a chapter 7 liquidation. It has been assumed that a single purchaser (the “Purchaser”) will acquire the oxide heap leach, related plant, equipment and infrastructure and oxide reserves and resources (together, the “Oxide Assets”), as well as the existing mill-related equipment (“Construction in Progress and Other”) and the right to exploit the sulfide ore deposit. It is further assumed that mining operations would not resume upon conversion to chapter 7 with activity at Hycroft limited to the recovery of gold and silver ounces contained on leach pads as of the commencement of the Liquidation Period (the “Leach Pad Recovery”).

Recoveries for the Oxide Assets have been estimated by management with reference to a publicly traded companies analysis and an assumed liquidation discount. Management has estimated the value for the option to develop the Hycroft Expansion Project. Recoveries do not include the leased mining equipment acquired for the mining operations.

It is management’s estimate that Construction in Progress and Other, primarily mills and related motors necessary for the Hycroft Expansion Project, would realize between $21.6 to $27.0 million in a hypothetical chapter 7 liquidation due to the assessed salability of the related mill equipment.

Management’s valuation of the option to develop the Hycroft Expansion Project reflects 1) the estimated incremental $766.6 million capital cost required to construct the mill, 2) the capital required to replace the Debtors’ leased assets, which have a gross book value of $228.7 million, 3) the differential between the gold and silver prices assumed in the Feasibility Study of $1,300 per ounce for gold and $21.67 per ounce for silver versus the closing prices of $1,092 per ounce and $14.74 per ounce respectively as of July 29, 2015 and 4) likely discounts in a liquidation scenario.

EXHIBIT C

VALUATION ANALYSIS

VALUATION ANALYSIS

At the Debtors’ request, Moelis & Company LLC (“Moelis”) performed a valuation analysis of the Reorganized Debtors. Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’s view, as of July 31, 2015, was that the estimated going concern enterprise value of the Reorganized Debtors, as of October 31, 2015, would be in a range between $200 million and $300 million. In Moelis’s view, there would be no material difference between Moelis’s estimated going concern enterprise value as of October 31, 2015 of the Reorganized Debtors as of July 31, 2015 and as of the assumed Effective Date, on the assumption that the pricing and economic environment remains stable. Moelis’s views are necessarily based on economic, market and other conditions as in effect on, and the information made available to Moelis as of the date of its analysis (July 31, 2015). It should be understood that, although subsequent developments may affect Moelis’s views, Moelis does not have any obligation to update, revise or reaffirm its estimate.

Moelis’s analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that: (i) the Debtors will be reorganized in accordance with the Plan which will be effective on or prior to October 31, 2015; (ii) the Reorganized Debtors will achieve the results set forth in the Projections (as defined in this Disclosure Statement) provided to Moelis by the Debtors; and (iii) the Reorganized Debtors will be able to obtain all future financings, on the terms and at the times, necessary to achieve the results set forth in the Projections (however, at this time there is no guarantee that financing will be obtainable). Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, market and other conditions as of the assumed Effective Date.

Moelis assumed, at the Debtors’ direction, that the Projections prepared by the Debtors’ management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial and operating performance of the Reorganized Debtors. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. See Disclosure Statement Exhibit C (Financial Projections). The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Projections and as a result, the actual enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

The estimated enterprise value in this section represents a hypothetical enterprise value of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on consideration of certain valuation methodologies as described below. The estimated enterprise value in this section does not purport to constitute an appraisal or necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors, its securities or its assets, which may be significantly higher or lower than the estimated enterprise value range herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, capital expenditures, assets, liabilities and prospects of the Reorganized Debtors, including the Projections, furnished to Moelis by the Debtors; (iii) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (i) and (ii) of this paragraph, as well as their views concerning the Debtors’ business and prospects before and after giving effect to the Plan; (iv) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (v) reviewed the financial terms of certain transactions that Moelis deemed relevant; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. Additionally, Moelis relied on certain documents from the Debtors’ bankruptcy proceeding, including but not limited to, the

Amended and Restated Restructuring Support Agreement and the Restructuring Term Sheet. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Reorganized Debtors. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the draft that Moelis reviewed.

Moelis prepared a valuation analysis of the Debtors’ current and planned mining operations, comprised primarily of the ore on the leach pads which are being actively recovered and the ore reserves recovery of which is dependent on future expansion activities. The valuation methodologies for the Debtors’ current and planned mining operations are as described below.

The estimated enterprise value in this section does not constitute a recommendation to any holder of a Claim or Interest as to how such person should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated enterprise value set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses considered by Moelis, which consisted of (a) a discounted cash flow analysis, (b) a selected publicly traded companies analysis and (c) a selected precedent transactions analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description.

A.	Discounted Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Moelis’s DCF analysis used the Reorganized Debtors’ Projections of its debt-free, after-tax cash flows for the remaining life of mine for the Reorganized Debtors’ assets without estimating any value of the assets and liabilities beyond the remaining life of mine. These cash flows were then discounted at a range of estimated weighted average costs of capital, which was determined by reference to, among other things, the estimated cost of equity of certain selected publicly traded companies. The discounted cash flow analysis involves complex considerations and judgments concerning appropriate discount rates.

B.	Selected Publicly Traded Companies Analysis Based on Net Asset Values. The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors, for example, operational requirements and risk and profitability characteristics. Selected companies are comprised of development gold and gold and silver mining companies. Under this methodology, certain financial multiples and ratios that measure financial performance and value are calculated for each selected company and then applied to the Reorganized Debtors’ financials to imply an enterprise value for the Reorganized Debtors.

C.	Selected Precedent Transactions Analysis. The selected precedent transactions analysis is based on the implied enterprise and equity values of companies and assets involved in publicly disclosed merger and acquisition transactions that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, the enterprise and equity value of each such company is determined by an analysis of the consideration paid and the debt assumed in the merger or acquisition transaction.

2

Valuation Considerations

As a result of the foregoing, the estimated enterprise value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the estimate herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated enterprise value. Depending on the actual financial results of the Debtors or changes in the financial markets, the enterprise value of the Reorganized Debtors as of the Effective Date may differ from the estimated enterprise value set forth herein. In addition, the market prices, to the extent there is a market, of the Reorganized Debtors’ securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.

3

EXHIBIT D

AMENDED DISCLOSURE STATEMENT SECTION II.D.

D. What will I receive from the Debtors if the Plan is consummated?

The following table summarizes the anticipated recoveries for Holders of Allowed Claims and Holders of Allowed Interests under the Plan. THE EXPECTED RECOVERIES SET FORTH BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE SUBJECT TO MATERIAL CHANGE.1

Class	Designation	Plan Treatment	Estimated Recovery Under the Plan
Class 1	Secured ABL Claims	Impaired	100%
Class 2	Secured Swap Claims	Impaired	100%
Class 3	Other Secured Claims	Unimpaired	100%
Class 4	Unsecured Claims	Impaired	8% to 9%
Class 5	Intercompany Claims	Unimpaired	100%
Class 6	Subordinated Securities Claims	Impaired	0%
Class 7	Intercompany Interests	Unimpaired	100%
Class 8	Existing Equity Interests	Impaired	0%

[1]	The recoveries set forth herein may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions. “Allowed” means, with reference to any Claim or Interest, or any portion thereof, in any Class or category specified, against or of a Debtor, (a) a Claim or Interest that has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim has been filed; (b) a Claim for which a Proof of Claim has been timely filed in a liquidated amount and not contingent and as to which no objection to allowance, to alter priority, or request for estimation has been timely interposed and not withdrawn within the applicable period of limitation fixed by the Plan or applicable law; (c) a Claim or Interest as to which any objection has been settled, waived, withdrawn or denied by a Final Order to the extent such Final Order provides for the allowance of all or a portion of such Claim or Interest; or (d) a Claim or Interest that is expressly allowed (i) pursuant to a Final Order, (ii) pursuant to an agreement between the Holder of such Claim or Interest and the Debtors (with the consent of the Requisite Consenting Parties) or the Reorganized Debtors, as applicable or (iii) pursuant to the terms of the Plan. Unless otherwise specified in the Plan or in an order of the Bankruptcy Court allowing such Claim or Interest, “Allowed” in reference to a Claim shall not include (a) any interest on the amount of such Claim accruing from and after the Petition Date; (b) any punitive or exemplary damages; or (c) any fine, penalty or forfeiture. Any Claim listed in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order, or approval of the Bankruptcy Court.